COGNITRONICS TO ACQUIRE THINKENGINE NETWORKS


DANBURY, Conn., Oct. 31, 2005 - Cognitronics Corporation (Amex: CGN) announced today that it has signed a definitive agreement to acquire privately held ThinkEngine Networks, Inc., an innovative provider of carrier-grade Voice over Internet Protocol (VoIP) solutions. ThinkEngine's VSR1000, an advanced call processing platform provides TDM to IP gateway, conferencing, media server and voice recognition functionality into one platform. The VSR1000 platform together with Cognitronics' CX Network Media Servers creates a leadership position in the Advanced Intelligent Network to Voice over Internet Protocol (AIN to VoIP) voice processing market.

Cognitronics is acquiring ThinkEngine Networks in a stock, cash and note transaction aggregating approximately $4.7 million. The acquisition has been approved by the board of directors of each company and is subject to customary closing conditions. Cognitronics expectsthe acquisition to close in the current quarter. "From a market perspective, this transaction represents diversification for Cognitronics," said Brian J. Kelley, president and chief executive officer of Cognitronics. "With the VSR1000, we now have a broader product offering which leverages our core AIN expertise with a purpose-built, SIP-based, VoIP solution. We intend to market the VSR1000 to our existing customers and, as importantly, diversify into new markets with new channel partners. We are confident that the VSR1000's total cost of ownership is unparalleled in the industry and will present exciting opportunities for service providers as they continue to build their VoIP networks."

"We believe that Cognitronics' strong reputation and brand recognition in the voice processing business, strong customer focus, and commitment to technological excellence will provide the ideal combination to bring the benefits of our VoIP solutions to more customers than ever before," said Michael Mitchell, chief executive officer of ThinkEngine Networks. "ThinkEngine is enthusiastically entering this new relationship and welcomes the opportunity to contribute to Cognitronics' strategic direction."

About Cognitronics

Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The company's Cognitronics Exchange Network Media Servers (CX Series) are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP networks as well as in traditional AIN and TDM circuit switched environments. For more information, visit the company's website at www.cognitronics.com.


About ThinkEngine Networks

Founded in 2000, ThinkEngine Networks is a leading provider of TDM and IP capable conferencing bridges and media servers. The VSR1000C includes both TDM and IP interfaces as standard equipment and is capable of processing 1000 simultaneous sessions in a compact 1U platform. The NEBS 3 certified platform has been deployed by customers to implement Reservation-less Conferencing, Prepaid Calling, and IVR applications. Working with partners, ThinkEngine is a disruptive force in the marketplace - drastically reducing the cost of implementation while giving customers a migration path from
TDM to VoIP.   ThinkEngine is located in Marlborough, Massachusetts.

Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.